Sales Report:Supplement No. 127 dated Feb 01, 2010 to Prospectus dated Jul 13, 2009
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Sales Report supplements the prospectus dated Jul 13, 2009 and provides information about each series of Borrower Payment Dependent Notes (the "Notes") that we have recently sold. You should read this Sales Report supplement together with the prospectus dated Jul 13, 2009 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
We have sold the following series of Notes:
Borrower Payment Dependent Notes Series 442724
This series of Notes was issued and sold upon the funding of the borrower loan #40725, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$1,000.00	Prosper Rating:	AA	Auction Duration:	7 days
Term:	36 months	Estimated loss:	0.6%	Auction start date:	Jan-19-2010
				Auction end date:	Jan-26-2010

Starting lender yield:	5.15%	Starting borrower rate/APR:	6.15% / 6.49%	Starting monthly payment:	$30.49
Final lender yield:	4.00%	Final borrower rate/APR:	5.00% / 5.34%	Final monthly payment:	$29.97

Auction yield range:	3.06% - 5.15%	Estimated loss impact:	0.59%
Lender servicing fee:	1.00%	Estimated return:	3.41%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score:	10	First credit line:	Oct-1991	Debt/Income ratio:	23%
Credit score:	780-799 (Jan-2010)	Current / open credit lines:	11 / 11	Employment status:	Full-time employee
Now delinquent:	0	Total credit lines:	39	Length of status:	24y 3m
Amount delinquent:	$0	Revolving credit balance:	$17,831	Occupation:	Military Officer
Public records last 12m / 10y:	0/ 0	Bankcard utilization:	31%	Stated income:	$100,000+
Delinquencies in last 7y:	0	Homeownership:	Yes
Inquiries last 6m:	0
Screen name:	beeslow	Borrower's state:	Nevada	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
The other side of Prosper
Purpose of loan:

My financial situation:
I am a good candidate for this loan because have a long credit history of always paying my bills.
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

AsianDragon	$1,000.00	$553.47	1/25/2010 11:14:00 AM
MarcusJames04	$25.00	$25.00	1/25/2010 11:41:42 AM
CollinsCrew	$68.83	$68.83	1/25/2010 2:33:22 PM
YummiBear	$25.00	$25.00	1/25/2010 6:07:43 PM
exchange-squirrel	$25.00	$25.00	1/25/2010 11:46:58 PM
olin5	$25.00	$25.00	1/26/2010 5:05:39 AM
nicebank	$25.40	$25.40	1/22/2010 2:49:06 PM
Lefty_the_Lender	$25.00	$25.00	1/24/2010 4:31:02 PM
Earn_money	$27.30	$27.30	1/25/2010 11:44:30 AM
GEOFFS3	$25.00	$25.00	1/25/2010 12:07:11 PM
amit_gu	$50.00	$50.00	1/25/2010 12:31:43 PM
seineil	$100.00	$100.00	1/26/2010 1:00:02 AM
alydad1	$25.00	$25.00	1/26/2010 4:50:42 AM
13 bids
Borrower Payment Dependent Notes Series 443685
This series of Notes was issued and sold upon the funding of the borrower loan #40699, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$2,500.00	Prosper Rating:	AA	Auction Duration:	7 days
Term:	36 months	Estimated loss:	1.5%	Auction start date:	Jan-21-2010
				Auction end date:	Jan-28-2010

Starting lender yield:	7.00%	Starting borrower rate/APR:	8.00% / 8.34%	Starting monthly payment:	$78.34
Final lender yield:	6.50%	Final borrower rate/APR:	7.50% / 7.84%	Final monthly payment:	$77.77

Auction yield range:	3.06% - 7.00%	Estimated loss impact:	1.50%
Lender servicing fee:	1.00%	Estimated return:	5.00%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score:	9	First credit line:	Feb-2005	Debt/Income ratio:	3%
Credit score:	800-819 (Jan-2010)	Current / open credit lines:	6 / 5	Employment status:	Full-time employee
Now delinquent:	0	Total credit lines:	12	Length of status:	5y 0m
Amount delinquent:	$0	Revolving credit balance:	$0	Occupation:	Construction
Public records last 12m / 10y:	0/ 0	Bankcard utilization:	0%	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Homeownership:	Yes
Inquiries last 6m:	0
Screen name:	peaceful-exchange2	Borrower's state:	Idaho	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
buying a car for a growing family
Purpose of loan:
This loan will be used to? buy a minivan.? My wife and I are having our 3 child and our current car won't fit 3 carseats.

My financial situation:
I am a good candidate for this loan because? Our family is very responsable with money.? My wonderful wife takes care of the bills and has never missed or been late with a payment...the majority of our bills are usually paid off early.? We are only buying a new car because we have to in order to fit all our family into one vehicle.
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

bornsucka	$25.00	$25.00	1/21/2010 4:23:45 PM
blot44	$50.00	$50.00	1/21/2010 4:43:34 PM
turbospeed	$25.00	$25.00	1/21/2010 4:38:09 PM
skijesseski	$25.00	$25.00	1/21/2010 11:34:51 PM
Mav26	$250.00	$250.00	1/22/2010 8:55:43 AM
freetolive	$25.00	$25.00	1/22/2010 10:55:04 PM
peb44	$25.00	$25.00	1/23/2010 7:44:30 AM
Approved	$50.00	$50.00	1/23/2010 11:02:28 AM
F_r_e_d_s__B_a_n_k	$100.00	$100.00	1/24/2010 10:44:21 AM
The-Lighthouse-Group	$25.00	$25.00	1/24/2010 6:44:48 PM
circustab	$50.00	$50.00	1/25/2010 5:59:12 AM
truth-candy	$25.00	$25.00	1/26/2010 10:05:06 AM
ujiba	$25.00	$25.00	1/26/2010 11:53:25 AM
divergregg	$25.00	$25.00	1/26/2010 2:31:33 PM
point-enforcer	$25.00	$25.00	1/26/2010 7:07:31 PM
MrSolution	$50.00	$50.00	1/26/2010 6:56:14 PM
JCPlending	$25.00	$25.00	1/26/2010 8:26:50 PM
prainvestment	$25.00	$25.00	1/27/2010 8:27:58 AM
Traveler40	$100.00	$100.00	1/27/2010 12:54:29 PM
marwadi-62	$200.00	$200.00	1/27/2010 2:22:39 PM
heerzaquestion	$30.00	$30.00	1/28/2010 4:51:46 AM
Deut_15_6	$25.00	$25.00	1/28/2010 4:16:26 AM
dhallii	$43.00	$43.00	1/28/2010 8:45:54 AM
Lender0307	$25.00	$25.00	1/27/2010 9:29:04 PM
wild-orange	$25.00	$25.00	1/28/2010 1:20:54 AM
rjsdsu	$25.00	$25.00	1/28/2010 9:35:58 AM
bonus-quark4	$25.00	$25.00	1/28/2010 10:34:06 AM
generous-deal6	$25.00	$25.00	1/28/2010 12:40:31 PM
amit_gu	$25.00	$25.00	1/22/2010 7:44:10 PM
a-shiny-dime	$25.00	$25.00	1/23/2010 2:52:42 AM
busybee999	$25.00	$25.00	1/25/2010 1:01:06 PM
Philolend	$25.00	$25.00	1/26/2010 6:23:44 AM
Wildcat23	$50.00	$50.00	1/26/2010 7:23:18 AM
Catz_aplenty	$25.00	$25.00	1/26/2010 10:22:55 AM
neodarwin79	$75.00	$75.00	1/26/2010 11:53:39 AM
dma1206	$25.00	$25.00	1/26/2010 12:10:42 PM
PBanker	$25.00	$25.00	1/26/2010 2:52:20 PM
aqaq8877	$100.00	$100.00	1/26/2010 4:08:55 PM
MattPeaceCorps	$25.00	$25.00	1/27/2010 10:07:38 AM
JM-Sarawak	$50.00	$50.00	1/27/2010 6:07:07 AM
Chad2Help	$25.00	$25.00	1/27/2010 11:43:07 AM
kgeezy	$27.57	$27.57	1/27/2010 12:13:17 PM
serene-truth2	$25.00	$25.00	1/27/2010 10:12:06 AM
mobius_titan	$25.00	$25.00	1/27/2010 4:42:25 PM
YummiBear	$25.00	$25.00	1/28/2010 5:22:28 AM
steady-peace8	$50.00	$50.00	1/28/2010 11:11:08 AM
RichDadPoorDad	$25.00	$25.00	1/28/2010 12:59:04 PM
scubatime	$200.00	$174.43	1/28/2010 1:00:35 PM
pork-nuggets	$25.00	$25.00	1/28/2010 9:45:16 AM
medarocket	$25.00	$25.00	1/28/2010 2:26:41 PM
GBlack	$25.00	$25.00	1/28/2010 10:43:19 AM
StocksMan	$50.00	$50.00	1/28/2010 4:09:35 PM
favorite-commerce	$25.00	$25.00	1/28/2010 12:13:51 PM
biffmush	$125.00	$125.00	1/28/2010 4:09:19 PM
54 bids